EXHIBIT 99

RPC, Inc. Announces Special Year-End Cash Dividend

ATLANTA, November 9, 2012 - RPC, Inc. (NYSE: RES) announced today that its Board of Directors declared a special year-end dividend of $0.20 per share payable December 26, 2012 to common stockholders of record at the close of business on November 30, 2012.  This special year-end dividend is in addition to the Company’s regularly quarterly cash dividend of $0.08 per share payable December 10, 2012 to common stockholders of record at the close of business on November 9, 2012.

“The decision of our Board of Directors to pay a special year-end dividend represents a sensible return of capital to our shareholders that we will accomplish in a tangible and immediate manner,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Our balance sheet will remain strong following the payment of this dividend, and we note that we will continue to be conservatively capitalized and have the financial capacity to support our operations and pursue strategic opportunities to enhance our shareholder value.”

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in select international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that we will continue to be conservatively capitalized and have the financial capacity to support our operations and pursue strategic opportunities to enhance our shareholder value following payment of our special dividend. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the possibility that the recent growth in unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel, and the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity; adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

For information about RPC, Inc. or this event, please contact:
Ben Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net